EXHIBIT 12.1

                               ANGEION CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


            The Company's ratio of earnings to fixed charges for each of the periods indicated is as follows:

                                  Five Months Ended
                                    December 31,                                                           Year Ended July 31,
                      ------------------------------------------  ----------------------------------------------------------------
                              1997                  1996                  1997                 1996                 1995
                      ---------------------  -------------------  --------------------- -------------------- --------------------

Net earnings/(loss)          $(14,940,896)         $(7,734,829)          $(26,908,861)        $(15,182,019)         $(9,643,351)

Interest expense                     4,893               48,674                103,635              116,683              271,162

Amortization of
debt costs                               -                    -                      -                    -               22,800


Income taxes                             -                    -                      -                    -                    -
                      ---------------------  -------------------  --------------------- -------------------- --------------------

Earnings/(loss) before
fixed charges                 (14,936,003)          (7,686,155)           (26,805,226)         (15,065,336)          (9,349,389)

Fixed charges (1)                    4,893               48,674                103,635              116,683              293,962

Ratio of net
earnings
before fixed charges
to fixed charges                   -3052.5:1             -157.9:1               -258.7:1             -129.1:1              -31.8:1


Deficiency of
earnings
to cover fixed
charges                       (14,940,896)          (7,734,829)           (26,908,861)         (15,182,019)          (9,643,351)



                      ---------------------------------------
                            1994                 1993
                      ------------------  -------------------

Net earnings/(loss)        $(7,675,743)         $(2,708,438)

Interest expense                161,185               76,019

Amortization of
debt costs                       22,800               11,400


Income taxes                          -                    -
                      ------------------  -------------------

Earnings/(loss) before
fixed charges               (7,491,758)          (2,621,019)

Fixed charges (1)               183,985               87,419

Ratio of net
earnings
before fixed charges
to fixed charges                  -40.7:1              -30.0:1


Deficiency of
earnings
to cover fixed
charges                     (7,675,743)          (2,708,438)


(1) - Fixed charges consist of interest expense and amortization of debt issuance costs